FOR IMMEDIATE RELEASE

Company Contact:

Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PulteGroup Announces Cash Tender Offer For Up To $300 Million Aggregate Principal Amount Of Certain of Its Outstanding Debt Securities

Atlanta, Jan. 28, 2021 -- PulteGroup, Inc. (NYSE: PHM) ("PulteGroup" or the "Company") announced today the commencement of cash tender offers (the "Tender Offers") to purchase up to $300 million aggregate principal amount (the "Aggregate Maximum Tender Amount") of its outstanding 5.500% senior notes due 2026 (the "2026 Notes") and 5.000% senior notes due 2027 (the "2027 Notes" and, together with the 2026 Notes, the "Notes"), in the priorities set forth in the table below.

The following table sets forth certain terms of the Tender Offers:

					Dollars per $1,000 Principal Amount of Notes		
Title of Notes	CUSIP Numbers / ISIN	Aggregate Principal Amount Outstanding(1)	Tender Cap	Acceptance Priority Level	Tender Offer Consideration(2)	Early Tender Premium	Total Consideration(2)(3)
5.500% Senior Notes due 2026	745867 AW1/US745867A W12	$ 700,000,000	$200,000,000	1	$ 1,170.00	$ 30.00	$ 1,200.00
5.000% Senior Notes due 2027	745867AX9/US74 5867AX94	$ 600,000,000	$100,000,000	2	$ 1,165.00	$ 30.00	$ 1,195.00

(1) As of the date of the Offer to Purchase.

(2) Holders will also receive accrued and unpaid interest from and including the applicable last interest payment with respect to the Notes accepted for purchase to, but not including, the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable.

(3) Includes the Early Tender Premium.

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated January 28, 2021 (the "Offer to Purchase"). PulteGroup intends to fund the Tender Offers, including accrued interest and fees and expenses payable in connection with the Tender Offers, with cash on hand.

Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on February 10, 2021 (such time and date, as it may be extended, the "Early Tender Time") and accepted for purchase pursuant to the Tender Offers will receive the applicable Total Consideration set forth in the table above, which includes an early tender premium of $30.00 per $1,000 principal amount of the Notes accepted for purchase (the "Early Tender Premium"). Holders of Notes tendering their Notes after the Early Tender Time will only be eligible to receive the applicable Tender Offer Consideration for such series of Notes set forth in the table above, which is the applicable Total Consideration minus the Early Tender Premium.

ACTIVE 264281561

2 ACTIVE 264281561 In addition to the Tender Offer Consideration or the Total Consideration, as applicable, all holders of Notes accepted for purchase will receive accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable Settlement Date (as defined below) for such Notes. Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on February 10, 2021 (the “Withdrawal Time”) and may not be validly withdrawn thereafter except as provided in the Offer to Purchase or applicable law. The Tender Offers will expire at 11:59 p.m., New York City time, at the end of February 25, 2021, unless extended by PulteGroup in its sole discretion (the “Expiration Time”). Provided that the conditions to the applicable Tender Offer have been satisfied or waived, and assuming acceptance for purchase by PulteGroup of the Notes validly tendered pursuant to the Tender Offers, (i) payment for Notes validly tendered at or prior to the Early Tender Time and accepted for purchase in the Tender Offers will be made on the settlement date that is expected to be the second business day following the Early Tender Time, or as promptly as practicable thereafter (the “Early Settlement Date”) and (ii) payment for any Notes validly tendered after the Early Tender Time, but at or prior to the Expiration Time, and accepted for purchase in the Tender Offers will be made on the settlement date that is expected to be the second business day following the Expiration Time (the “Final Settlement Date” and, together with the related Early Settlement Date, the “Settlement Dates”). Subject to the Aggregate Maximum Tender Amount, the Tender Caps (as defined below) and proration, the Notes accepted for payment on either Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth in the table above, with 1 being the higher Acceptance Priority Level and 2 being the lower Acceptance Priority Level; provided that Notes tendered at or prior to the Early Tender Time will be accepted for purchase with priority over Notes tendered after the Early Tender Time, even if such Notes tendered after the Early Tender Time have a higher Acceptance Priority Level. In addition, no more than $200,000,000 aggregate principal amount of the 2026 Notes (as it may be increased by the Company, the “2026 Tender Cap”) and no more than $100,000,000 aggregate principal amount of the 2027 Notes (as it may be increased by the Company, the “2027 Tender Cap” (together with the 2026 Tender Cap, the “Tender Caps” and each a “Tender Cap”)) will be purchased in the Tender Offers. Acceptance for tenders of the Notes may be subject to proration if the aggregate principal amount of Notes validly tendered and not validly withdrawn would cause the Aggregate Maximum Tender Amount to be exceeded. Acceptance for tenders of the Notes of a series may also be subject to proration if the aggregate principal amount of the Notes of such series validly tendered and not validly withdrawn is greater than the Tender Cap applicable to such series. Furthermore, if the Tender Offers are fully subscribed as of the Early Tender Time, holders who validly tender Notes after the Early Tender Time will not have any of such Notes accepted for purchase. If the principal amount of the Notes of a series validly tendered at or prior to the Early Tender Time exceeds the Tender Cap applicable to such series, the Company will not accept for purchase any Notes of such series tendered after the Early Tender Time. The Company reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount and/or either or each Tender Cap at any time, subject to compliance with applicable law, which could result in the Company purchasing a greater aggregate principal amount of Notes in the Tender Offers. There can be no assurance that the Company will exercise its right to increase the Aggregate Maximum Tender Amount and/or either or each Tender Cap. If the Company increases the Aggregate Maximum Tender Amount and/or either or each Tender Cap, it does not expect to extend the Withdrawal Time, subject to applicable law. Accordingly, holders should not tender any Notes that they do not wish to have purchased in the Tender Offers.

3 ACTIVE 264281561 The Tender Offers are not contingent upon the tender of any minimum principal amount of Notes. PulteGroup’s obligation to accept for purchase and to pay for the Notes validly tendered in any Tender Offer is subject to and conditioned on the satisfaction or waiver of the conditions described in the Offer to Purchase. PulteGroup reserves the right, subject to applicable law, to: (a) extend the Early Tender Time, Withdrawal Time or Expiration Time to a later date and time as announced by the Company; (b) increase the Aggregate Maximum Tender Amount and/or either or each Tender Cap; (c) waive or modify in whole or in part any or all conditions to the Tender Offers; (d) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (e) otherwise modify or terminate one or both of the Tender Offers. The dealer manager for the Tender Offers is Citigroup Global Markets Inc. Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager, Citigroup Global Markets Inc. at (toll-free) (800) 558-3745 or (collect) (212) 723-6106. The information agent and tender agent is Global Bondholder Services, Inc. Any questions regarding procedures for tendering Notes or requests for copies of the Offer to Purchase or other documents relating to the Tender Offers should be directed to the information agent for the Tender Offers, Global Bondholder Services, Inc., (866) 470-4300 (toll-free) or (212) 430-3774. This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase. About PulteGroup PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the Company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams. For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwho mes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews. Forward-Looking Statements This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future. Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and

4 ACTIVE 264281561 cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations. ###